Exhibit 99.10(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-4 (File No. 333-190294) of our reports dated March 20, 2017 (“Successor Company”) and March 18, 2016 (“Predecessor Company”), relating to the consolidated financial statements and financial statement schedules of Protective Life Insurance Company and subsidiaries which appears in such Registration Statement.

We also consent to the use in this Registration Statement on Form N-4 (File No. 333-190294) of our report dated April 24, 2017, relating to the financial statements of the subaccounts listed in such report of the Protective Variable Annuity Separate Account, which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama

April 26, 2017